Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 20,2004, in the Registration Statement (Form S-1) and related Prospectus of Corcept Therapeutics Incorporated for the registration of common stock to be filed on or about February 10, 2004.

/s/ Ernst & Young LLP

Palo Alto, California

February 9, 2004